THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

October 30, 2009

Catalyst Funds

630 Fitzwatertown Road

Suite 2, 2nd Floor

Willow Grove, PA 19090

Re:

Catalyst Funds, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 27 to the Catalyst Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 30 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Sincerely,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP